Exhibit 99.1

For Immediate Release

SOLO CUP DIVESTS JAPAN MANUFACTURING ASSETS

Company Further Reduces Debt

HIGHLAND PARK, Ill., October 25, 2007—Solo Cup Company (the “Company”), a leading provider of disposable foodservice products, today announced that it has signed an agreement to sell 100% of the capital stock of its Japanese subsidiaries, Yugen Kaisha Solo Cup Asia-Pacific and Solo Cup Japan Co., Ltd., to Yugen Kaisha PC Rose, an affiliate of leading Japanese investment fund Phoenix Capital Co., Ltd., for approximately $48 million. Subject to customary closing conditions, the transaction is expected to close on November 12, 2007. Under the terms of the agreement, the buyer will acquire all property, plant and equipment, including Solo Cup Japan’s manufacturing facilities in Fuji and Kumamoto, Japan and corporate office in Tokyo.

Solo Cup Japan primarily manufactures drinking straws and milk bottle caps. “Our production in Japan is narrow in scope and not well-aligned with our core disposable foodservice business,” said Robert M. Korzenski, CEO, Solo Cup Company. “As we continue to focus on our core competencies, we are pleased to find a buyer for this business who can leverage assets that are no longer a good strategic fit for Solo.”

Korzenski added that Solo intends to use the proceeds from the sale to further reduce the Company’s term loan, bringing its total debt reduction for the year to more than $370 million.

Solo Cup Company is a $2.2 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice and international markets. Solo has broad expertise in paper, plastic and foam disposables and creates brand name products under the Solo and Sweetheart names. The Company was established in 1936 and has a global presence with facilities in Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, visit www.solocup.com.

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This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. Such statements are based on management’s current reasonable and good faith expectations. A number of risks and uncertainties could cause results to differ from forward-looking statements. These risks and uncertainties include, among others, the ability of the Company to obtain regulatory approval for the transaction and to satisfy closing conditions, effectively implement the integrated performance improvement program and other initiatives designed to reduce cost and improve operating efficiencies, the effect of general economic and competitive business conditions, increases in energy, raw material and other manufacturing costs, the impact of our significant debt on our financial health and operating flexibility, and fluctuations in demand for the Company’s products. For further details of these and other risks and uncertainties that may impact forward-looking statements and the Company’s business and financial results, see information set forth under the heading “Risk Factors” in our most recent Quarterly Report filing on Form 10-Q, our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in our other filings made from time to time with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made.

Media Contact:	Analyst Contact:
Angie Chaplin, 847-579-3503	Richard Ryan, 847-579-3603
Solo Cup Company	Solo Cup Company
angie.chaplin@solocup.com	richard.ryan@solocup.com

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